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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

CLEAR CHANNEL COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

1.	What is the proposed transaction?
•	Clear Channel Communications, Inc. has agreed to be acquired by a group led by of Thomas H. Lee Partners, L.P. and Bain Capital Partners LLC, in a transaction with a total equity value of approximately $18.7 billion at a price of $37.60 per share in cash, subject to an upward adjustment “ticking fee” in the event the transaction closes on or after January 1, 2008.

•	The transaction will be subject to shareholder approval, antitrust clearances, FCC approval and other customary closing conditions. The private equity group has agreed to take all appropriate steps that are necessary to obtain antitrust clearances and FCC approval.

•	Clear Channel may seek alternative proposals from third parties through December 7, 2006 and may negotiate any alternative proposal that it receives during the period through January 5, 2007. In addition, Clear Channel may, under certain circumstances, respond to unsolicited proposals that the Clear Channel Board receives after December 7, 2006 that it determines are on terms more favorable than the merger terms.
2.	What will I receive for my shares of Clear Channel common stock in the merger? Will I continue to receive dividends?
•	Upon completion of the Merger, you will receive $37.60 in cash, without interest, for each share of Clear Channel common stock that you own.

•	In addition, if the completion of the Merger occurs after January 1, 2008, you will also receive an additional “ticking fee” in an amount equal to the lesser of (i) the pro rata portion, based upon the number of days elapsed since January 1, 2008, of $37.60 multiplied by 8% per annum, per share and (ii) Clear Channel’s Free Cash Flow (as defined in the merger agreement) generated during the period from January 1, 2008 until closing.

•	You will continue to receive dividends on your shares quarterly, at the rate of $0.1875 per share, subject to the board’s recommendation on dividend policy, until the transaction closes.

•	Upon closing, the company’s shares will cease trading on the NYSE, and you will not own shares in the new privately-held Clear Channel.
3.	What happens next?
•	Within 30 days, Clear Channel will file a preliminary proxy statement with the SEC. This proxy statement will contain information about the transaction and will be available to the public. Once any SEC review is completed, a definitive proxy statement will be filed with the SEC and mailed to shareholders. Following the mailing of the definitive proxy statement, a meeting will be held within 45 days after the proxy mailing and shareholders will vote on the transaction. If the Merger is approved, and all regulatory approvals and other closing conditions are met thereafter, the Merger can be closed.

4.	What percentage of shareholder vote is required for approval?
•	This transaction requires the affirmative vote of the holders of two-thirds of the outstanding Clear Channel common stock.
5.	When will the deal be finalized?
•	We currently anticipate that the transaction will be completed by the end of year 2007, depending on regulatory approvals.
6.	Will the merger consideration be taxable to me?
•	The merger will be a taxable transaction. If you are a U.S. taxpayer, the cash you receive for your Clear Channel stock will result in you recognizing gain or loss equal to the difference between the cash consideration you receive in the merger and your tax basis in your Clear Channel stock.
7.	What effect will the transaction have on Clear Channel’s creditors?
•	Certain information about the treatment of our debt may be found in the Merger Agreement, a copy of which will be filed today with the SEC. Additional information will be included in the proxy statement that will be prepared in connection with the transaction.
8.	Are there financing conditions?
•	There are no financing conditions. The transaction includes firm financing commitments from Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Morgan Stanley, Credit Suisse Securities (USA) LLC, RBS Securities Corporation and Wachovia Capital Markets, LLC, and their respective affiliates. The transaction also includes equity commitments from Thomas H. Lee Partners, L.P., Bain Capital Partners, LLC, Morgan Stanley and Citigroup, and their respective affiliates.
9.	Why is this in the best interests of shareholders? Why this, why now?
•	Put simply, Clear Channel’s board of directors concluded that this acquisition is fair and in the best interests of shareholders.

•	The board conducted a thorough and careful review of strategic alternatives to arrive at this decision

•	The all-cash offer represents a premium of approximately 25% over Clear Channel’s average daily closing share price during the 30 trading days ended October 24, 2006, the last trading day prior to Clear Channel’s statement that it was evaluating strategic alternatives.

•	This transaction offers our shareholders substantial value for their investment in Clear Channel.
10.	What transactions/alternatives were considered during the review process?
•	The board of directors conducted a thorough and careful review of strategic alternatives, evaluating the private equity group’s proposal in the context of Clear Channel’s stand-alone strategic plan, proposals from another consortium as well as other strategic alternatives.

11.	What prompted you to consider going private?
•	The board of directors has continually evaluated ways to maximize value for shareholders. After conducting a thorough and careful review of strategic alternatives, the board concluded that this transaction is fair and in the best interests of shareholders.
12.	When did discussions of an acquisition begin?
•	Specific information about the transaction and related discussions will be provided in the proxy statement that will be prepared in connection with the acquisition.
13.	What benchmarks did you use in evaluating the price that was accepted?
•	The board of directors conducted a thorough and careful review process, evaluating the private equity group’s proposal in the context of Clear Channel’s stand-alone strategic plan, proposals from another consortium, comparable transactions and other strategic alternatives.

•	Further information about the transaction will be provided in the proxy statement that will be prepared in connection with the acquisition.
14.	Who were the independent board members that did the review and decided what the best alternative would be for Clear Channel? What financial advisor did they have?
•	The independent board members are Alan D. Feld, Perry J. Lewis, Phyllis B. Riggins, Theodore H. Strauss, J.C. Watts, Jr., John H. Williams and John B. Zachry. Their financial advisor is Goldman Sachs & Co.

•	The members of the special advisory committee of the board of directors are Perry J. Lewis, John H. Williams and John B. Zachry.

•	Their financial advisor is Lazard.
15.	What regulatory approvals might be needed, if any? How long do you anticipate that will take?
•	Antitrust clearances, FCC approval and similar regulatory approvals in certain foreign jurisdictions will be required for the transaction.

•	We will work in earnest with the government agencies to expedite the approval of the transaction.

•	The private equity group has agreed to take all appropriate steps that are necessary to obtain antitrust clearances and FCC approval.
16.	Which party is responsible for FCC risk associated with the transaction?
•	The private equity group has agreed to take all appropriate steps necessary to obtain FCC approval.

17.	How will this transaction impact Lowry Mays, Mark Mays and Randall Mays? Will they sell their shares?
•	Lowry Mays will continue to serve in the new privately-held company and intends to invest a portion of his equity stake in Clear Channel alongside the private equity group members.

•	Mark Mays will remain as CEO and intends to invest a portion of his equity stake in Clear Channel alongside the private equity group members in the new privately-held Clear Channel.

•	Randall Mays will remain as President and CFO and intends to invest a portion of his equity stake in Clear Channel alongside the private equity group members in the new privately-held company.
18.	How will Clear Channel stock options and warrants be treated in the Merger?
•	Each outstanding stock option and warrant to purchase shares of Clear Channel common stock with a per share exercise price of less than $37.60 will become fully vested and will entitle the holder to the spread between the $37.60 and the exercise price per share.

•	With limited exceptions, each outstanding stock option and warrant to purchase shares of Clear Channel common stock with a per share exercise price in excess of $37.60 will be cancelled.
19.	How does this transaction impact me as a Clear Channel Outdoor (NYSE:CCO) shareholder?
•	This transaction contemplates the acquisition of CCU shares, not CCO shares.
20.	What is the break-up fee / reverse break-up fee?

A break-up fee ranging between $300 - $500 million may be payable by Clear Channel if the transaction is terminated in certain circumstances. Similarly, a reverse break-up fee ranging between $300 - $600 million may be payable by the consortium to Clear Channel if the transaction is terminated in certain circumstances. Details of these fees are contained in the merger agreement, a copy of which is being filed with the SEC today.
21.	Will jobs be eliminated?
•	The terms of the merger agreement do not call for the elimination of any positions. Aside from the announcement we made today about selling radio stations that are not in the top-100 markets and all of our television division, we are not planning any major layoffs or divestitures. We have been undergoing a shift in focus in the radio division, from being focused mainly on on-air broadcasts to a more balanced approach to investing in our business — that shift will mean more jobs focused on our radio business’s high-growth areas, such as online.
22.	Will the corporate headquarters remain in San Antonio?
•	There are no plans to relocate the corporate offices.

23.	How long had the management team and/or/board been considering alternatives?
•	We’ve continually looked at maximizing shareholder value. When the value proposition has proven to be large enough, we’ve acted. Last year, we strategically realigned the company to a significant degree. During this year, we came to believe that becoming a private company would create significant new benefits, especially given the investment profile that we believe is required to maintain our success and leadership.
About the Transaction
In connection with the proposed merger, Clear Channel will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Clear Channel Communications, Inc. at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Clear Channel Communications, Inc. at 200 East Basse Road, San Antonio, TX 78209 or on the company’s website at www.clearchannel.com.
Clear Channel and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers is included in Clear Channel’s Proxy Statement for its 2006 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 14, 2006, and information concerning all of Clear Channel’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s Web site at www.sec.gov and from Clear Channel Communications, Inc. at 200 East Basse Road, San Antonio, TX 78209 or on the company’s website at www.clearchannel.com.
Clear Channel and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Clear Channel’s participants in the solicitation, which may be different than those of Clear Channel shareholders generally, is set forth in Clear Channel’s proxy statement for its 2006 Annual Meeting of Shareholders previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against Clear Channel and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of shareholder approval and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Clear Channel’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.